PROSPECTUS SUPPLEMENT NO. 4	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated May 9, 2008	Registration No. 333-129842

Computer Software Innovations, Inc.

14,435,472 SHARES OF COMMON STOCK

This Prospectus Supplement supplements the Prospectus dated May 9, 2008, as amended and supplemented, relating to the offer and sale by the selling stockholder identified in the Prospectus of up to 14,435,472 shares of common stock of Computer Software Innovations, Inc. (the “Company”).

This Prospectus Supplement includes the Company’s Form 8-K filed with the Securities and Exchange Commission on July 17, 2008.

The information contained in the report included in this Prospectus Supplement is dated as of the period of such report. This Prospectus Supplement should be read in conjunction with the Prospectus dated May 9, 2008, as supplemented on June 4, 2008, July 2, 2008 and July 16, 2008, which are to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated May 9, 2008, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is July 17, 2008.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 11, 2008

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51758	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

900 East Main Street, Suite T, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2008, the Compensation Committee of the Board of Directors of Computer Software Innovations, Inc. (the “Company”) approved an executive bonus plan (the “Plan”) providing for bonus awards to the named executive officers of the Company. The Plan is comprised of a monetary incentive program and a stock option award program. Stock options will be granted pursuant to the Company’s 2005 Incentive Compensation Plan. All awards will be approved by the Compensation Committee.

A copy of the Plan is filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed as part of this report:

Exhibit Number	Description
Exhibit 99.1	2008 Executive Bonus Plan effective July 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	David B. Dechant
David B. Dechant
Chief Financial Officer

Dated: July 17, 2008

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 99.1	2008 Executive Bonus Plan effective July 11, 2008.

Exhibit 99.1

COMPUTER SOFTWARE INNOVATIONS, INC.

2008 Executive Bonus Plan

Summary:	The executive bonus plan is comprised of two parts. A monetary incentive program and an options award program. The plan provides for a monetary incentive as a result of company-wide performance and teamwork. The options program builds loyalty and invests the executive in the future growth of the Company.

Participants:	Named Executive Officers

Monetary Incentive Program:	The monetary incentive program is intended to reward teamwork and is based on company-wide financial performance. As the company improves its performance, the monetary bonus program will reward the executive team with cash bonuses for reaching certain milestones. These milestones, or performance goals, could include: EBITDA, Net Cash, Gross Margin, Operating Income and EPS. Excellent corporate-wide performance can be rewarded with up to a 20% annual monetary bonus awarded as a percentage of the executive’s current base salary, after year end results are recorded.

Stock Option Program:	Each executive will be assigned individual and applicable division performance goals for the fiscal year. These goals, which may be objective and subjective, may include: metrics based on those performance goals set forth above under “Monetary Incentive Program” which reflect the individual’s or individual’s supervised units contribution to such performance goals; software development timelines, software upgrade goals; addition of new technology products; addition of accretive acquisitions; addition of new key accounts; meeting partner rebate goals; implementing collaboration tools for software segment; continuing and improving investor relations efforts; improving communications with employees, management, board of directors and stockholders; implementing better planning and budgeting tools; and continuing process improvement to support company growth. Following the year end recording of company financial results, each executive will be reviewed, and results compared to his specific performance goals. Excellent performance will be rewarded with stock options to purchase up to a maximum of 100,000 shares per executive. Options will be granted pursuant to the Company’s 2005 Incentive Compensation Plan and will be approved by the Compensation Committee at the time of the Annual Stockholders Meeting.

Plan Administration:	The 2008 Executive Bonus Plan will be administered, and all Company and individual performance goals and awards approved by, the Compensation Committee of the Board of Directors.